Dennis Shogren Chief Executive Officer (951) 943-8800	Ken Cragun Chief Financial Officer (951) 943-8889	Phil Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550

MODTECH HOLDINGS, INC.
REPORTS FOURTH-QUARTER, FISCAL YEAR 2007 FINANCIAL RESULTS

Perris, Calif.—April 14, 2008—Modtech Holdings, Inc. (Nasdaq: MODT) reported financial results for the fourth quarter and fiscal year ended December 31, 2007.

Net sales for the quarter and year ended December 31, 2007, were $14.0 million and $87.3 million, respectively, compared to $29.2 million and $156.0 million, respectively, for the quarter and year ended December 31, 2006. The decrease in sales in 2007 was primarily due to lower sales volumes in the education market in California and Florida due to project delays and a general slowdown in those markets. Net sales for the quarter and year ended December 31, 2006, included $1.7 million and $9.8 million, respectively, from Modtech’s Texas operations, for which there was no revenue to date in 2007 due to the closing of the Texas factory at the beginning of 2007 because of poor sales throughout 2006.

Gross profit margin for the fourth quarter of 2007 was negative $5.3 million, or 37.6% of sales, versus a negative margin of $3.7 million, or 12.6% of sales, in the fourth quarter a year ago. For the year of 2007, gross profit margin was negative $5.9 million, or 6.8% of sales, versus a positive margin of $4.4 million, or 2.8% of sales, in the fiscal year 2006. Gross profit margin declined as revenues declined because we were not able to adequately cover our fixed manufacturing costs, particularly due to continued production delays in key education projects and decreased sales volume in the education markets in California, Florida and Arizona. During 2007 we experienced negative gross margins on newly introduced product offerings including residential products. In the fourth quarter of 2007 we settled certain insurance claims and adjusted our estimate of proceeds from insurance claims, which resulted in a $1.6 million write-down included in cost of goods sold.

Selling, general, and administrative expenses for the quarter and year ended December 31, 2007, were $4.2 million and $15.4 million, respectively, compared to $6.8 million and $17.3 million, respectively, for the quarter and year ended December 31, 2006.

Other income, net for the quarter and year ended December 31, 2007 was $0.1 million and $2.6 million, respectively. This compares to other expense, net of $6.8 million and $8.0 million, respectively, for the quarter and year ended December 31, 2006. Other expense, net in fiscal year 2006 included a $3.4 million loss on extinguishment of debt and $2.7 million incremental non-cash charges to accretion of debt discount related to the conversion of convertible notes.

Net loss for the quarter was $9.3 million, or $0.44 per share, on 21.4 million weighted-average shares outstanding, compared to a net loss of $51.0 million, or $2.59 per share, on 19.7 million weighted-average shares outstanding, in the fourth quarter of 2006, which includes a non-cash goodwill charge of $33.6 million. Net loss for fiscal year 2007, which includes a second-quarter non-cash goodwill impairment charge of $38.3 million, was $56.9 million, or $2.66 per share, on 21.4 million weighted-average shares outstanding, compared to a net loss of $54.7 million, or $2.96 per share, on 18.5 million weighted-average shares outstanding, in fiscal year 2006, which includes a fourth-quarter non-cash goodwill impairment charge of $33.6 million.

Total backlog as of March 31, 2008 was $86.0 million, consisting of orders of $79.8 million from California, $2.0 million from Arizona and $4.2 million from Florida.

Modtech Chief Financial Officer Ken Cragun commented: “Our financial performance continues to be disappointing. The fourth quarter of 2007 was negatively impacted by continued delays in large projects, primarily in the California education market, compounded by softness in all markets. In the fourth quarter of 2007 we reduced overhead, direct and indirect labor expenses and selling, general and administrative expenses to bring these costs in line with our current revenue levels.”

Cragun noted that an anticipated private sale of common stock did not take place in time to avert an “event of default” that occurred in late February 2008 as a result of Modtech’s failure to maintain an aggregate balance of cash and eligible accounts receivable of at least $9 million as stipulated under agreements with Laurus Master Fund, Ltd. regarding two secured term notes with a combined principal balance of approximately $14 million.

The event of default was cured, however, when on March 4, 2008 Modtech entered into an amendment and waiver agreement with Laurus and two other entities to which Laurus had assigned a portion of its interest in the notes. Pursuant to the waiver, Modtech issued to the lenders warrants to purchase 3,000,000 shares of common stock at an exercise price of $0.40 per share, as well as promissory notes in the aggregate principal amount of $750,000; in return, the lenders agreed to a four-month deferral of principal payments totaling $1.5 million on the term notes and temporary reductions in the minimum aggregate balance requirement until July 1, 2008.

Subsequently, as announced on March 10, 2008, Modtech raised $1.6 million through a private placement of 16,446 shares of preferred stock convertible into 4,007,908 shares of common stock. The offering consisted of 14,190 shares of Series B Preferred Stock, sold to certain existing shareholders and new investors, convertible into common stock at $0.40 per share, and 2,256 shares of Series C Preferred Stock, sold only to directors and executives of the company, convertible into common stock at $0.49 per share; the Series B carries an 8% dividend, payable in additional shares of Series B stock, whereas the Series C pays no dividend.

“With these actions, details of which can be found in recently filed Forms 8-K, we have strengthened the company’s balance sheet and addressed the need for additional working capital,” said Cragun. “We anticipate an increase in billings in the second quarter and are at a point, we believe, where we will be able to remain in compliance with the minimum balance requirement of our lenders and focus our attention on returning to profitability.”

Modtech President and Chief Executive Officer Dennis Shogren commented: “Our education business still continues to lag behind even recently lowered expectations in both California and Florida. Florida has been particularly difficult with very little demand - even to the point of cancellation of previously awarded projects. California demand for both permanent and temporary classrooms continues to be flat, resulting in increased pricing pressure. We expect the education business to remain flat at best through at least the first half of 2008. The large budget deficit in the State of California has had an impact on education construction and is likely to worsen the California education business.

“Fortunately, our new product initiatives are beginning to reap benefits. Our backlog of booked orders is up 42% over last year and 50% over October 31, 2007 backlog reported last quarter while our pipeline of prospective projects is greater than $1.0 billion - some 5 times what it was just a year ago. We have recently been awarded significant contracts in our new markets, the most recent of which is a $12.5 million design-build award for a multi-family residential project in a somewhat remote area of the mountain west region.

“Although the strong positive outlook generated by our expansion into our new markets will not be reflected in near-term results, the opportunities in private schools, government work, public restrooms, multi-family residential and specialty commercial projects are growing and bode well for our longer-term success,” concluded Shogren. “We continue to tie our cost structure to a realistic revenue projection and are committed to return to profitability mid-year 2008.”

Teleconference Information:
At 1:30 p.m. PDT (4:30 p.m. EDT) today the company will hold a teleconference to discuss the financial results and outlook. To participate in the teleconference, please call toll-free 800-291-8929 (or 706-634-0478 for international callers) approximately 10 minutes prior to the start time. You may also listen to the teleconference live via the Internet at www.modtech.com, under the investor relations link, or at www.earnings.com. For those unable to attend, this website will host an archive of the call. A telephone replay will be available for 48 hours beginning at approximately 4:30 p.m. PDT today. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 39483278.

About Modtech Holdings, Inc.
Modtech® is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech® has substantial product and geographic diversification throughout the southwestern states and Florida. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Forward-looking Statements:
Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the company’s filings with the U.S. Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the company assumes no obligation to update such statements.

[Financial data on following pages]

MODTECH HOLDINGS INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$409,000	$6,292,000
Restricted cash	3,377,000	9,139,000
Contracts receivable, less allowance for contract adjustments of $2,251,000 and
$2,358,000 in 2007 and 2006, respectively	14,056,000	27,910,000
Costs and estimated earnings in excess of billings on contracts	7,289,000	16,144,000
Inventories	5,923,000	6,282,000
Prepaid assets	617,000	1,032,000
Income tax receivable	8,000	8,000
Insurance receivable	2,955,000	3,535,000
Other current assets	14,000	104,000
Total current assets	34,648,000	70,446,000

Property and equipment, net	9,928,000	11,118,000
Goodwill	-	38,303,000
Debt issuance costs, net	740,000	1,369,000
Other assets	1,904,000	1,574,000
Total assets	$47,220,000	$122,810,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,209,000	$22,419,000
Accrued compensation	1,221,000	1,613,000
Accrued insurance expense	1,517,000	2,945,000
Provision for estimated losses on contracts	588,000	31,000
Warrant derivative liability	512,000	8,169,000
Accrued warranty	975,000	1,307,000
Accrued sales taxes	666,000	695,000
Other accrued liabilities	813,000	1,430,000
Billings in excess of costs and estimated earnings on contracts	1,686,000	2,009,000
Current maturities of long-term debt, net	1,315,000	3,508,000
Total current liabilities	22,502,000	44,126,000

Long-term debt, net, excluding current portion	10,209,000	10,326,000
Other long-term liabilities	1,437,000	1,517,000
Total liabilities	34,148,000	55,969,000
Shareholders’ equity:
Series A preferred stock, $0.01 par value. Authorized 5,000,000 shares;
no shares issued and outstanding in 2007 and 2006	-	-
Common stock, $.01 par value. Authorized 55,000,000 shares; issued and
outstanding 21,419,415 and 21,008,855 in 2007 and 2006, respectively	214,000	210,000
Additional paid-in capital	136,706,000	133,571,000
Accumulated deficit	(123,848,000)	(66,940,000)
Total shareholders’ equity	13,072,000	66,841,000
Total liabilities and shareholders’ equity	$47,220,000	$122,810,000

MODTECH HOLDINGS INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)

Net sales	$13,975,000	$29,239,000	$87,323,000	$156,033,000
Cost of goods sold	19,228,000	32,931,000	93,223,000	151,655,000

Gross (loss) profit	(5,253,000)	(3,692,000)	(5,900,000)	4,378,000

Selling, general and administrative expenses	4,210,000	6,800,000	15,383,000	17,326,000
Impairment loss on goodwill	-	33,600,000	38,303,000	33,600,000
(Gain) loss on sale of property and equipment	-	95,000	(55,000)	95,000

Loss from operations	(9,463,000)	(44,187,000)	(59,531,000)	(46,643,000)

Other (expense) income:
Interest expense	(413,000)	(435,000)	(1,919,000)	(2,479,000)
Interest income	38,000	27,000	238,000	326,000
Loss on extinguishment of debt	-	(1,364,000)	-	(3,421,000)
Gain (loss) on warrant and embedded derivatives	1,105,000	261,000	7,657,000	6,959,000
Amortization of debt costs	(121,000)	(784,000)	(628,000)	(1,384,000)
Accretion of convertible debt discount	(506,000)	(1,791,000)	(2,827,000)	(3,740,000)
Early debt conversion fee	-	(2,852,000)	-	(4,716,000)
Other income, net	15,000	129,000	102,000	407,000

	118,000	(6,809,000)	2,623,000	(8,048,000)

Loss before income tax benefit	(9,345,000)	(50,996,000)	(56,908,000)	(54,691,000)
Income tax benefit	-	-	-	-

Net loss	$(9,345,000)	$(50,996,000)	$(56,908,000)	$(54,691,000)

Basic and diluted loss per common share	$(0.44)	$(2.59)	$(2.66)	$(2.96)

Basic and diluted weighted-average common shares outstanding	21,419,000	19,714,000	21,355,000	18,465,000